EXHIBIT 1
                                                                       ---------


                        MANAGEMENT INFORMATION CIRCULAR


                       for the Annual and Special Meeting
                 of the Shareholders to be held on May 13, 2003


                      SOLICITATION OF PROXIES BY MANAGEMENT

         THIS MANAGEMENT INFORMATION CIRCULAR (the "Circular)" IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY THE MANAGEMENT OF PRECISION DRILLING CORPORATION (the "Corporation") to be used at the Annual and Special Meeting of the Shareholders of the Corporation (the "Meeting") to be held in the McMurray Room at the Calgary Petroleum Club, 319 - 5th Avenue S.W., Calgary, Alberta, on the 13th day of May 2003 at 3:00 o'clock in the afternoon, (Calgary time) and at any adjournment thereof, for the purposes set forth in the enclosed Notice of Meeting accompanying this Management Information Circular. It is expected that the solicitation will be primarily by mail. The cost of solicitation will be borne by the Corporation. The information contained herein, unless otherwise specified, is given as of March 31, 2003.


                      APPOINTMENT AND REVOCATION OF PROXIES

         A SHAREHOLDER SUBMITTING A PROXY HAS THE RIGHT TO APPOINT A PERSON TO REPRESENT SUCH SHAREHOLDER AT THE MEETING OTHER THAN HANK B. SWARTOUT OR DALE E. TREMBLAY. TO EXERCISE THIS RIGHT THE SHAREHOLDERS MAY INSERT THE NAME OF THE DESIRED REPRESENTATIVE IN THE BLANK SPACE PROVIDED THEREIN AND STRIKE OUT THE OTHER NAMES OR SUBMIT ANOTHER APPROPRIATE FORM OF PROXY.

         Instruments of proxy must be deposited at Computershare Trust Company of Canada, Proxy Department, 100 University Avenue, 9th Floor, Toronto, Ontario, M5J 2YI, not less than 48 hours before the time for holding the Meeting. A proxy must be executed by the shareholder or his attorney authorized in writing or, if such Shareholder is a corporation, under its seal or by an officer or attorney thereof duly authorized.

         An instrument of proxy may be revoked by the person giving it at any time prior to the exercise thereof. If a person who has given a proxy attends personally at the Meeting, such person may revoke the proxy and vote in person. In addition to revocation in any other manner permitted by law, a proxy may be revoked by instrument in writing or, if the Shareholder is a corporation, under its corporate seal or by an officer or an attorney thereof duly authorized, and deposited either with Computershare Trust Company of Canada at the address described above at any time up to and including the last day of business preceding the day of the Meeting or at any adjournment thereof, at which the proxy is to be used, or with the Chairman of such meeting on the day of the Meeting or adjournment thereof, and upon either of such deposits, the proxy shall be revoked.


                        EXERCISE OF DISCRETION BY PROXIES

         The persons named in the enclosed form of proxy will vote the shares in respect of which they are appointed in accordance with the direction of the Shareholders appointing them. In the absence of such direction, such shares will be voted, for the approval of the election of the nominees hereinafter set forth as directors of the Corporation, for the re-appointment of KPMG LLP as auditors of the Corporation, for the approval of the 2003 Stock Option Plan and the adoption of new General By-Laws of the Corporation. The enclosed form of proxy confers discretionary authority upon the persons named therein with respect to any amendments or variations in the matters outlined in the accompanying Notice of Meeting or any other business which may properly come before the Meeting. The management of the Corporation knows of no such amendments, variations or other business to come before the Meeting other than the matters referred to in the Notice of Meeting.


          VOTING SECURITIES AND PRINCIPAL HOLDERS OF VOTING SECURITIES

         As at March 31, 2003, the Corporation had outstanding 54,276,983 Common Shares, each carrying the right to one vote per share. The record date for determination of the persons entitled to receive notice of and attend and vote at the Meeting is March 24, 2003. The Common Shares are the only class of voting shares of the Corporation which are issued and outstanding. The directors and senior officers of the Corporation do not know of any person or company beneficially owning, directly or indirectly, Common Shares carrying more than 10% of the voting rights attached to all of the issued and outstanding Common Shares of the Corporation.


                        CONSOLIDATED FINANCIAL STATEMENTS

         The consolidated financial statements of the Corporation for the fiscal years ended December 31, 2002 and December 31, 2001 together with the report of the Corporation and Auditors thereon, are included in the Annual Report which has been mailed to the shareholders of the Corporation with this Circular.


                     PARTICULARS OF MATTERS TO BE ACTED UPON

1.       ELECTION OF DIRECTORS

         The affairs of the Corporation are managed by a board of directors who are elected as provided under the Business Corporations Act (Alberta) for a term expiring not later than the close of the next annual meeting of shareholders following their election or until their successors are elected or they vacate their office in accordance with the By-Laws of the Corporation. It is proposed that eight directors will be elected to office at the Meeting. The persons named in the enclosed form of proxy intend to vote for the election of the persons named herein. Management does not contemplate that nominees will be unable to serve as directors, but, if that should occur for any reason prior to the Meeting, the persons named in the enclosed form of proxy reserve the right to vote for other nominees at their discretion.

         The following table states the name of the proposed directors of the Corporation together with all other positions and offices with the Corporation now held by him, his principal occupation or employment, the year in which he was first elected a director of the Corporation and the number of Common Shares of the Corporation that he has advised are beneficially owned by him, directly or indirectly, as of the date hereof and, with respect to Patrick M. Murray and Fred W. Pheasey, their employment positions for the last five years.

--------------------------------------------------------------------------------------------------------------------
NAME                          PRINCIPAL OCCUPATION OF EMPLOYMENT                      DIRECTOR SINCE     HARES OWNED
--------------------------------------------------------------------------------------------------------------------
W.C. (Mickey) Dunn            Independent Businessman                                 September, 1992         14,300

Robert J. S. Gibson           President, Stuart & Company Limited                     June, 1996              13,000

Steven C. Grant               Managing Director, Investment Banking at                May, 2000                2,500
                              Raymond James & Associates

Murray K. Mullen              Chairman, President and Chief Executive Officer         September, 1996         20,000
                              Mullen Transportation Inc.

Patrick M. Murray             President and Chief Executive Officer                   July, 2002                   -
                              Dresser, Inc. since April 2001. Prior to that from
                              1997 to 2001, Mr. Murray was President of Dresser
                              Equipment Group and Senior Vice President, Strategic
                              Initiatives of Dresser Industries.

Fred W. Pheasey               Executive Vice President                                July, 2002                   -
                              National Oilwell, Inc. for more than the past 5 years.



Hank B. Swartout              Chairman of the Board, President and
                              Chief Executive Officer of the Corporation              July, 1987             423,348

H. Garth Wiggins              Principal, Kenway Mack Slusarchuk Stewart
                              Chartered Accountants                                   September, 1997          4,300
--------------------------------------------------------------------------------------------------------------------

2.       APPOINTMENT OF AUDITORS

         The nominees named in the enclosed form of proxy intend to vote for the re-appointment of KPMG LLP, Chartered Accountants, as auditors of the Corporation to hold office until the next Annual Meeting of Shareholders. Should for any reason the said firm be unwilling or unable to accept the re-appointment, the nominees named reserve the right to vote for the appointment of another auditor in their discretion.

3.       APPROVAL OF THE 2003 STOCK OPTION PLAN

         The Corporation established a new Stock Option Plan on March 12, 2003 (the "2003 Plan") which provides for the issuance of 400,000 Common Shares of the Corporation arising from the exercise of options pursuant to the 2003 Plan. A copy of the 2003 Plan is attached hereto as Schedule "B". The previous Stock Option Plans of the Corporation (the "Previous Plans") provide for the issuance of an aggregate of 4,345,636 Common Shares arising from to the exercise of options granted pursuant to such Previous Plans. The total number of Common Shares issuable arising from the exercise of options granted pursuant to both the 2003 Plan and the Previous Plans total 4,745,636 which is less than 9% of the outstanding share capital of the Corporation as at March 31, 2003. In accordance with policies of the Toronto Stock Exchange, it is proposed that the 2003 Plan, in the form set forth in Schedule "B" hereto, be approved by the Shareholders at the Meeting. The plan does not allow for the repricing of Options and the Plan also provides that the issuance of options to directors who are not also officers of the Corporation to be capped at.50% of the issued and outstanding Common Shares of the Corporation, in the aggregate to all such directors.

4.       APPROVAL OF NEW GENERAL BY-LAWS

         The Corporation is proposing to adopt a new set of General By-Laws. From time to time, the Corporation is requested to provide its By-Laws to third parties as part of certain transactions. The current By-Laws of the Corporation were established in 1985 under the first name of the Corporation, which was a numbered company, and since then there have been two additional name changes of the Corporation. Due to the requirement to provide proof of the name changes and also due to the fact that an amendment to the By-Laws was being considered by the Corporation to allow for carrying out shareholder meetings by way of electronic voting, it has been determined that it is in the best interest of the Corporation to establish a new set of By-Laws under its present name and to also contemplate electronic voting by shareholders.

         The proposed new General By-Laws are attached to this circular as Schedule "C".

                COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

AGGREGATE COMPENSATION

         During the financial year ended December 31, 2002, there were eight Executive Officers of the Corporation who received, in aggregate, cash remuneration of $2,358,569. For this purpose, "Executive Officers" means the Chairman of the Board, President and Chief Executive Officer, and Vice Presidents in charge of a principal business unit or function of the Corporation or its subsidiaries.

INDIVIDUAL COMPENSATION

         The following table sets forth all annual and long-term compensation, in Canadian dollars, of the individuals who were, at December 31, 2002, the Chief Executive Officer and the next four most highly compensated Executive Officers (collectively the "Named Executive Officers"), for the 2002, 2001, and 2000 financial years of the Corporation.

                                      ANNUAL COMPENSATION                       LONG-TERM COMPENSATION
                                                                            AWARDS                PAYOUTS
                                                                     SECURITIES RESTRICTED
                                                                        UNDER   SHARES OR
                                                             OTHER     OPTIONS  RESTRICTED              ALL
                                                            ANNUAL      /SARS     SHARE     LTIP       OTHER
 NAME AND                      FISCAL  SALARY      BONUS COMPENSATION  GRANTED    UNITS    PAYOUTS COMPENSATION
 PRINCIPAL POSITION             YEAR     ($)      ($)(1)    ($)(2)       (#)       ($)       ($)      ($)(3)
---------------------------------------------------------------------------------------------------------------
Swartout, Hank B.               2002   550,000         -              200,000                        157,000
 President and Chief            2001   550,000 2,200,000              200,000                        154,880
 Executive Officer              2000   400,000 1,950,000              200,000                        148,530

Comeau, Larry J.                2002   325,000         -               60,000                              -
 Senior Vice President          2001   325,000   600,000               60,000                              -
 Technology Services Group      2000   250,000   840,000               60,000                              -

McNulty, Michael J.             2002   170,000    90,000                    -                              -
 Senior Vice President          2001   165,591   170,000               22,500                              -
 Operations Finance             2000   154,808   155,000               24,500                              -

Tremblay, Dale E.               2002   250,000         -               37,500                              -
 Senior Vice President Finance  2001   250,000   500,000               37,500                              -
 and Chief Financial Officer    2000   184,615   540,000               30,000                              -

Peters, Dwayne E.               2002   160,000    90,000               10,000                              -
 Senior Vice President          2001   160,000   160,000                    -                              -
 Canadian Drilling              2000   160,000   160,000               30,000                              -
---------------------------------------------------------------------------------------------------------------

Notes:
(1) The amounts listed are the bonus amounts earned during the year indicated and relate to performance criteria which was met for that year, but the cash amounts, if applicable are actually paid during the next year.

(2) "Other Annual Compensation" did not exceed the lesser of $50,000 and 10% of the total annual salary and bonus of the Named Executive Officers.

(3) Mr. Swartout is entitled to a retiring allowance which was established in 1996 which contemplates an amount equal to US $1,500,000 plus US $100,000 which is accumulated for each year commencing on April 30, 1996, and for ten years thereafter.

         Option/SAR Grants during Financial Year Ended December 31, 2002

                                                                                 MARKET VALUE OF
                          SECURITIES         % OF TOTAL                       SECURITIES UNDERLYING
                             UNDER          OPTIONS/SARS         EXERCISE      OPTIONS/SARS ON THE
                         OPTIONS/SARS   GRANTED TO EMPLOYEES   OR BASE PRICE      DATE OF GRANT       EXPIRATION
 NAME                   GRANTED (#)(1)    IN FINANCIAL YEAR    ($/SECURITY)      ($/SECURITY)(2)         DATE
-----------------------------------------------------------------------------------------------------------------
Swartout, Hank B.         100,000            12.72%              41.06               41.06       December 31/10
                          100,000            12.72%              52.61               52.61       December 31/10
Comeau, Larry J.           60,000             7.63%              50.97               50.97       December 31/06
McNulty, Michael J.             -                 -                  -                 -                      -
Tremblay, Dale E.          37,500             4.77%              50.97               50.97           July 31/07
Peters, Dwayne E.          10,000             1.27%              50.97               50.97           June 31/07
-----------------------------------------------------------------------------------------------------------------

Notes:
(1) Options are exercisable for common shares of the Corporation and, except for those issued to Hank Swartout after January 2001, vest over a four year period with an options maximum term being five years. Options issued to Hank Swartout after January 2001 vest one year after the issue date and are exercisable until the earlier of December 31, 2010 or sixty days after he ceases to be employed full-time by the Corporation.

(2) The exercise price of all stock options are based upon the closing price on the Toronto Stock Exchange on the most recent trading day preceding the date of the grant.


Summary Compensation Table

                           Aggregated Option Exercises
                During Financial Year Ended December 31, 2002 and
                        Financial Year End Option Values

                                                                                         VALUE OF
                                                                                        UNEXERCISED
                                                                 UNEXERCISED           IN-THE-MONEY
                                   SECURITIES    AGGREGATE      OPTIONS/SARS            OPTIONS AT
                                    ACQUIRED       VALUE      AT DEC. 31, 2002         DEC. 31, 2002
                                   ON EXERCISE   REALIZED     (#) EXERCISABLE/       ($) EXERCISABLE/
 NAME                                  (#)        ($) (1)       UNEXERCISABLE        UNEXERCISABLE (2)
-------------------------------------------------------------------------------------------------------
Swartout, Hank B.                   303,967     9,296,914    592,593/403,440    10,117,607/4,224,028
Comeau, Larry J.                          -             -     57,500/217,500     1,003,375/1,536,775
McNulty, Michael J.                       -             -      18,250/35,000         354,062/133,750
Tremblay, Dale E.                     7,400       293,928     60,193/120,000       1,708,227/501,750
Peters, Dwayne E.                         -             -      18,750/40,000         477,187/334,500
-------------------------------------------------------------------------------------------------------

Notes:
(1) This amount is calculated by multiplying the number of common shares under options exercised, by an amount equal to the difference between the market value of the common shares on the date of exercise and the exercise price of those options.

(2) This amount has been calculated by multiplying the number of common shares under options (the "In-the-Money Options") owned by the Named Executive Officer which have an exercise price of less than $50.95 (being the closing price of the common shares on December 31, 2002) by the difference between $50.95 and the exercise price of those In-the-Money Options.

Common Share Performance -- Toronto Stock Exchange

APR     APR    DEC   DEC     DEC     DEC
INDEX               1998    1999    1999     2000     2001   2002
----------------------------------------------------------------------
Precision                    100      74      109      165    121 150
S&P/TSX Composite    100      92     110      117      100     86
----------------------------------------------------------------------

Common Share Performance -- New York Stock Exchange

APR     APR    DEC   DEC     DEC     DEC
INDEX               1998    1999    1999     2000     2001    2002
-----------------------------------------------------------------------
Precision                    100      72      108      157     108 136
S&P 500              100     120     132      119      103      79
OSX                  100      65      74      107       75      74
-----------------------------------------------------------------------


LONG TERM INCENTIVE PLANS

         Other than the Corporation's Employee Stock Option Plans, details of which are provided below, the Corporation does not have any plans which provide compensation intended to serve as an incentive for performance to occur over a period longer than one year.

EMPLOYMENT CONTRACTS

         Employment contracts have been entered into with all of its five Named Executive Officers.

         The agreement with Hank Swartout provides for an annual base salary of at least $550,000 and an increase to be negotiated based on the base salary of the Chief Executive Officers of similar corporations. There is a provision for bonus in an amount based upon certain parameters established by the directors which are subject to a cash value added calculation for the previous year up to a maximum of four times the base salary for the applicable year. The agreement provides for the issuance of options to purchase common shares of the Corporation on the basis of 100,000 options each six months commencing effective January 1, 2001 and ending July 1, 2005 and will vest after a one year period and be exerciseable until the earlier of December 31, 2010 or 60 days after he ceases to be employed full time by the Corporation. In addition, that agreement provides that upon termination of his employment; (i) as a result of a hostile takeover bid he shall be entitled to compensation equal to four times the Best Year; and (ii) as a result of termination without cause or a change of control of the Corporation, (except pursuant to a hostile takeover bid), he shall be entitled to compensation equal to three times the Best Year; and, (iii) in any event, a Retirement Allowance equal to US $1,500,000 plus a separate amount of US $100,000 which is to be accumulated each fiscal year commencing April 30, 1996, and for a period of 10 years thereafter. For the purposes of the foregoing, "Best Year" means, the amount equal to the highest amount paid (or payable) with respect to basic salary plus bonus for any one year during the last three years prior to the termination date.

         The employment agreements with three of the other Named Executive Officers, being Larry J. Comeau, Dale E. Tremblay and Dwayne E. Peters provide for a base salary, bonus and stock options to be determined by the Corporation from time to time and also provide for a payment, in the event of a change of control and termination thereafter, of 24 month's base salary plus two times their most recent bonus amount. In the case of Michael J. McNulty, the contract provides for a payment, in the event of change of control and termination thereafter, of 18 months base salary plus two times his most recent bonus amount.


COMPOSITION OF THE COMPENSATION COMMITTEE

         The Compensation Committee reports to the Board of the Corporation and consists of two directors being Steven C. Grant and Murray K. Mullen. The members of the Compensation Committee are outside directors. The Committee meets to review compensation policies and issues as required with a minimum of two meetings per year.

REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy and Process

         The compensation of the executive officers by the Corporation is determined on the basis of several factors, including, competitive compensation within the international drilling and oilfield service industry, individual performance and overall corporate performance. Competitive compensation is measured using benchmarks of peer group companies and participation in compensation surveys.

Composition and Role of the Compensation Committee

The Corporation's executive compensation program (the "Compensation Program") is governed by the Compensation Committee of the Board of Directors of the Corporation (the "Compensation Committee"). The Compensation Committee has, as part of its mandate, responsibility for remuneration of the executive officers of the Corporation and also evaluates the performance of the Corporation's chief executive officer and reviews the design and competitiveness of the Corporation's Compensation Program. During 2002, the members of the Compensation Committee were Murray K. Mullen and Steven C. Grant, both of whom are outside directors and, neither of them are, nor ever have been, employees of the Corporation. The Compensation Committee meets at least twice annually or more often as needed. The Compensation Committee met three times in 2002.

Compensation Committee Report

The compensation of the executive officers by the Corporation is determined on the basis of several factors, including competitive compensation within the international drilling and oilfield service industry, individual performance and overall corporate performance. Competitive compensation is measured using benchmarks of peer group companies and reviews of compensation surveys. The compensation package consists of four elements: base salary, bonuses, stock options and benefits. In addition, under the terms of the agreement with the Chief Executive Officer described on page seven of this report, he will receive a retiring allowance.

Base Salary

The Compensation Committee believes that overall levels of compensation should be tied to corporate performance. Accordingly, base salaries for each of the executive officers are established at or under the median level for similar positions in companies of comparable size within the international drilling and oilfield service industry.

The median base salaries for the Chief Executive Officer and the Chief Financial Officer were based on a report obtained by the Compensation Committee in November 2000 from an independent global human resources consultant (the "Consultant") which provided total compensation information for chief executive officers and chief financial officers of 20 public companies in Canada and the United States. The Consultant also provided the Compensation Committee with a report on long-term incentive strategies.

Bonus Pool

The amount available for the payment of the bonus component of the Compensation Program is based primarily upon a cash value added amount which is calculated pursuant to a specific formula which has been approved by the Compensation Committee. That formula starts with determining a base amount of cash earnings of the Corporation for a particular fiscal year, which base earnings provides for an appropriate return on the capital employed by the Corporation during that year (the "Basic Return Amount"). If the actual cash earnings of the Corporation exceed the Basic Return Amount, that excess amount of cash earnings then becomes the amount of cash value added (the "CVA Amount"). The general bonus pool for executives will only be established if there is a CVA Amount. If an acceptable return on capital employed is not earned in a particular year (therefore, there being no CVA Amount), there is no bonus pool available to be distributed to the executives. If there is a CVA Amount, the Compensation Committee determines, on a yearly basis, what percentage of the CVA Amount will be available for the bonus pool and what percentage of that bonus pool shall be available to the Chief Executive Officer. In each case those percentages are at the discretion of the Compensation Committee, however, the amount of bonus available for allocation to the CEO shall not be more than 50% of the bonus pool and shall also not be more than four times the base salary of the CEO. The CEO then, in consultation with the Compensation Committee, allocates the remainder of the bonus pool to the other executive officers subject to the restriction that a bonus shall not exceed two times the base salary of a senior vice-president or an amount equal to the base salary of a vice-president or lower.

The CVA Amount with respect to the 2001 fiscal year was determined to be $225,000,000 and the Compensation Committee set the bonus pool at 3.2% of the CVA Amount or $6,000,000 with the Chief Executive Officer being entitled to $2,200,000 with respect thereto, which amount was paid to the CEO as a bonus in 2002. There was no CVA Amount for the 2002 fiscal year, therefore there will be no bonus pool available to the executives of the Corporation to be paid out in 2003. In addition to the foregoing, the Compensation Committee can approve discretionary bonuses to certain individuals, notwithstanding the CVA Amount. Those can be determined on a case-by-case basis.

Stock Options

The allocation of stock options and the terms thereof are designed to be an integral component of the compensation package.

The Corporation has stock option plans for employees generally. The Corporation has a number of plans which are all essentially the same with the exception of the number of options which may be granted pursuant to each plan. The reason for the various plans arise from the rules of the Toronto Stock Exchange which require a set number of shares to be stated in a stock option plan. The Corporation has always had less than 10% of its issued and outstanding shares available to be issued pursuant to the stock option plans. The Corporation has historically created a new stock option plan as more shares become available to be issued pursuant to options, the total number of which (aggregating all of the plans) are slightly less than 10% of the issued and outstanding shares of the Corporation. No shares of the Corporation may be issued pursuant to any newly created stock option plan until such plan has been approved by the shareholders of the Corporation.

Options are issued pursuant to stock option agreements which are entered into with each employee separately and in all cases, except for the Chief Executive Officer, options which have been granted expire on or about the fifth anniversary date of the award date and generally 25% (on a cumulative basis) may be exercised each year by the employee. The purchase price of common shares upon exercise of an employee option will be the market value of such shares based upon the closing price of the common shares on the Toronto Stock Exchange of the Corporation on the trading day immediately preceding the award. Options issued to the Chief Executive Officer are described under the heading "Compensation of the President" below.

Although, all of the stock option agreements previously entered into with employees of the Corporation, other than recently with the Chief Executive Officer, expire on or about the fifth anniversary date after the date of grant of the option, all Stock Option Plans, previous to the 2003 Stock Option Plan, did allow for an expiry date of up to ten years from the date of the grant of the option. The Board of Directors has amended all Stock Option Plans in existence, and which are previous to the 2003 Stock Option Plan, to provide that any stock options issued pursuant to such plans after December 31, 2003 shall expire on a date which is no later than eight years after the date of grant of the option. The 2003 Stock Option Plan specifically provides that any options issued pursuant to such plan shall expire on a date which is no later than seven and one half years after the date of grant of the option pursuant to such plan.

As at December 31, 2002, the Corporation had issued options to purchase a total of 4,119,328 common shares of the Corporation pursuant to the various stock option plans of which 1,627,777 of those options had vested at that time.

With the exception of the Chief Executive Officer, stock options are granted to the executives of the Corporation at the discretion of the Chief Executive Officer.

Benefits

The benefits package available to the executive officers of the Corporation is the same as that offered to all full-time employees of the Corporation and its subsidiaries. In addition to group benefits, executive officers are also covered for additional accidental death and dismemberment benefits.

The Corporation's overall benefits package is competitive and, based on surveys that the Corporation has participated in, is in the top quartile on plan design and cost sharing arrangements. The Corporation pays all core benefits and the employees pay the full amount of long term disability premiums and for any optional benefits.

The benefits package for the Named Executive officers includes basic term life insurance and dependent life insurance, accidental death and dismemberment, dental, extended health care for drugs and eyeglasses, short and long term disability, and an employee assistance program. In addition, the Corporation contributes to a group Registered Retirement Savings Plan and a defined contribution pension plan with contribution pension plan with contributions of up to 5% of base salary.

Compensation of the Chief Executive Officer

The Compensation of the Chief Executive Officer of the Corporation (the "CEO") arises from an Employment Agreement entered into on January 1, 2001 with a term of five years (the "CEO Agreement").

That CEO Agreement contemplates a base salary of $550,000 which may increase to the median range of base salaries for chief executive officers of similar companies to the Corporation. For the 2002 fiscal year, those companies included BJ Services Company, Smith International, Inc., Weatherford International Inc., Baker Hughes Incorporated and Pride International Inc. Based on that review, it was determined that the base salary for the CEO for 2002 should be $800,000, however, during 2002, the CEO was paid a base salary of $550,000. The CEO declined the $250,000 salary adjustment for 2002. The bonus payable to the CEO is described under the "Bonus Pool" section above. The stock options issuable to the CEO have been set on the basis of a grant of 100,000 options every six months for the five year period commencing January 1, 2001 and ending July 1, 2005. More specific terms of that agreement are described under "Employment Agreements" above.

The CEO Agreement was entered into at the time that the Board of Directors had agreed to a new direction for the Corporation which contemplated a substantial ongoing investment in the Technology Services Group segment which would require a significant increase in research and development expenditures to allow for new and improved downhole tool technology and to also allow for a worldwide geographical expansion with respect to the Technology Services Group.

The Board of Directors of the Corporation was of the view that this strategic direction would take a number of years before any meaningful results would be achieved and during that time the Corporation would have to commit to significant capital expenditures as well as a commitment from the CEO.

Those factors, coupled with the cyclical nature of the international oil and gas well services industry and risks involved in developing new or improved technology, led the Board to recognize that the cash value added formula could give rise to a substantial reduction in the bonus pool available to the CEO and the other executives. That being the case, a higher relative weight was given to the issuance of stock options to provide incentive to the CEO over a longer period which the Board was of the view was necessary to carry out and complete this new strategic direction. The CVA Amount for 2002 was nil, therefore no bonus will be paid to the CEO in 2003.



                                        Presented by the Compensation Committee.

                                                                Murray K. Mullen

                                                                 Steven C. Grant

COMPENSATION OF THE DIRECTORS

The Board, through its Compensation Committee, periodically reviews the adequacy and form of compensation for its directors. The Board considers time commitment, comparative fees, responsibilities and potential liabilities in determining remuneration. During the 2002 fiscal year, compensation was in the form of an annual fee payment of US$16,000 and meeting fees of US$1,000 per meeting. The Chairman of each committee is also entitled to a yearly honorarium of US$5,000 In addition, each non-executive director has been granted options to purchase common shares of the Corporation ("Options") at market price at the time of the grant.

There is no particular agreement with respect to the issuance of Options to non-executive directors. Options were first issued to non-executive directors in 1999 on the basis of 15,000 Options to each non-executive director, vesting at 5,000 Options per year with all Options expiring in five years from the date of the grant. A further 5,000 Options were issued to each non-executive director in 2000 and 2001, which Options vested in one year and had an expiry of five years from the date of the grant. In 2002, Options to purchase 20,000 common shares of the Corporation were issued to Fred W. Pheasey and Patrick M. Murray at the time they were appointed as new directors of the Corporation. Those Options vested at 5,000 per year for a four year period and expired five years from the date of the grant. No Options were issued to any other directors in 2002. In all cases the exercise price for Options issued was the closing price on the Toronto Stock Exchange on the day prior to the grant. In addition, the stock option plans provide for a restriction on the number of Options which may be issued to non-executive directors so that no further Options may be issued to any non-executive director if such would exceed 7% of the total number of common shares which may be issuable upon exercise of options outstanding under all option plans of the Corporation.

                              CORPORATE GOVERNANCE

         The Toronto Stock Exchange Committee on Corporate Governance has issued a series of proposed guidelines for effective corporate governance (the "TSX Report") which the Toronto Stock Exchange has adopted. The Corporation is required to disclose certain specified corporate governance information with reference to the TSX Report. The guidelines address items such as the constitution and independence of corporate boards, the functions to be performed by boards and their committees and the effectiveness of education of boards. The report of the Corporate Governance Committee which compares the corporate governance practices of the Corporation to the guidelines set forth in the TSX Report is set out in Schedule "A" hereto.

         The Board of Directors of the Corporation believes that sound corporate governance practices are essential to the effectiveness of the Corporation and these practices should be reviewed regularly.

MANDATE OF THE BOARD

         The Corporation's Board of Directors are stewards of the organization. As such they have a responsibility to oversee the conduct of the business and to provide direction to management and ensure all major issues affecting the business affairs of the organization are given proper consideration.

         With the assistance of senior management, who report on the risks of the Corporation's business, the Board considers, and has input into, the assessment and management of those risks on a regular basis.

         The Board takes responsibility for appointing the Chief Executive Officer and is consulted on the appointment of other senior officers and is also responsible for the consideration of succession issues. The Board, through the Compensation Committee, formally reviews the Chief Executive Officer's remuneration and performance. Senior management participates in appropriate professional and personal development activities, courses and programs on a self directed basis and the Board supports management's commitment to training and development of all employees.

         The Board requires accurate, timely and effective communication to the Corporation's shareholders. Regular news releases are made at least quarterly which report quarterly and annual results. Supplemental releases are made highlighting material facts and updating the Corporation's activities. The Board currently delegates this ongoing reporting responsibility to management. The Board, in conjunction with its Audit Committee, assesses the integrity of the Corporation's internal controls and management.

BOARD COMPOSITION AND COMMITTEES

         The Board is currently composed of eight members. The Board has appointed three committees, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.

         During 2002 the Corporation held nine Board meetings, of which three of the eight Directors attended all nine meetings and two Directors each respectively attended eight of the nine meetings, one director attended seven of the nine meetings and the two directors who joined the Board in July, 2002 attended four of the nine meetings. During 2002, three Compensation Committee Meetings, six Corporate Governance and Nominating Committee Meetings and five Audit Committee meetings were held. All respective Committee Members attended all of their respective Committee meetings.

         In addition to the above-described meetings, the Corporation held an all-day strategy session in September 2002, attended by all the Directors, during which the Directors worked with senior management of the Corporation to establish a strategic plan for the Corporation.

         The Corporation is required to have an Audit Committee. The directors who are currently members of that Committee are Robert J.S. Gibson, Patrick M. Murray and H. Garth Wiggins all of whom are not members of management. The Compensation Committee members include Steven C. Grant and Murray K. Mullen. The Corporate Governance Committee members include W.C. (Mickey) Dunn, Robert J.S. Gibson and Fred W. Pheasey.

         The Audit Committee is responsible for reviewing the Corporation's financial reporting procedures, internal controls and the performance of external auditors. The members of the Audit Committee have direct access to external auditors.

         The Compensation Committee reviews the performance and recommends the remuneration of the Chief Executive Officer and reviews the overall remuneration and personnel policies developed by management.

SARBANES-OXLEY INITIATIVES

         As a result of the many recently reported bankruptcies and other failures of large United States companies which stem from apparent inadequacies in corporate governance and appropriate disclosure to the public, the Congress of the United States has passed legislation known as the Sarbanes-Oxley Act which has mandated numerous changes in how companies govern themselves and disclose information. Precision Drilling Corporation is now subject to the new U.S. rules due to the fact that it is listed on the New York Stock Exchange.

         One of the major new requirements arising out of the Sarbanes-Oxley Act is that companies such as Precision must have their Chief Executive Officer and Chief Financial Officer certify that the Company has designed disclosure controls and procedures to ensure that material information relating to Precision is made known to the Securities and Exchange Commission and to the public generally.

         In order to meet the new legislative requirements and allow the Chief Executive Officer and the Chief Financial Officer to make the appropriate certification, a disclosure committee of certain senior management personnel of the Corporation has been formed in order to oversee, on a continuous basis, the new disclosure requirements.

         The mandate of the Disclosure Committee is to oversee disclosure controls and procedures which are designed to ensure timely collection and evaluation of financial and non-financial information; ensure that there is a process to allow all levels of employees access to appropriate Board members to bring "Whistle Blower" issues to the Board which are not being adequately dealt with by management of the Corporation; capture information that is relevant to an assessment of the need to disclose developments and risks that pertain to the company's businesses; and cover information that must be evaluated in the context of the disclosure requirement of the U.S. Securities and Exchange Act Rule 12b-20, which provides that "in addition to the information expressly required to be included in a statement or report, there shall be added such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they were made, not misleading".

         The Disclosure Committee will also address the evaluation of the disclosure controls, which evaluation will review the performance of the disclosure process in terms of identified weaknesses and mistakes as well as evaluating ways that the Corporation's systems can grow and evolve with its business so that weaknesses do not arise in the future.

         In response to the Sarbanes-Oxley Act, the New York Stock Exchange has also mandated additional corporate governance requirements for corporations listed thereon. The requirements which affect the Corporation include a requirement to have audit, corporate governance and nominating and compensation committees of the boards of directors and that such committees establish charters that state each of those committees' roles and responsibilities. As well, the corporate governance and nominating committee is to establish corporate governance guidelines and ethics policies that relate to overall board and corporate management.

         In response thereto, each of the Corporate Governance and Nominating Committee, the Compensation Committee and the Audit Committee has reviewed and revised its charter to include any Sarbanes-Oxley Act or new requirements of the New York Stock Exchange. The revised charters for each of those committees, along with the Code of Ethics Policy will be posted on the Corporation's website.

         The New York Stock Exchange has also mandated that each of the members of the Corporate Governance and Nominating, the Compensation and Audit Committees must be independent directors and additionally, with respect to the Audit Committee, at least one of those members must qualify as a financial expert by having accounting or related financial management expertise. The Corporate Governance and Nominating Committee has reviewed these requirements and has determined that such have been met.


                  INTEREST OF InSIDERS IN MATERIAL TRANSACTIONS

         There were no material interests, direct or indirect, of directors and senior officers of the Corporation, nominees for director, any shareholder who beneficially owns more than 10% of the shares of the Corporation, or any known associate or affiliate of such persons, in any transaction since the commencement of the Corporation's last completed financial year, or any proposed transaction which has materially affected or would materially affect the Corporation or any of its subsidiaries.


      INTEREST OF CERTAIN PERSONS AND COMPANIES IN MATTERS TO BE ACTED UPON

         Management of the Corporation is not aware of any material interest of any director or nominee for director, or senior officer or any one who has held office as such since the beginning of the Corporation's last financial year or any associate or affiliate of any of the foregoing in any matter to be acted on at the Meeting except as disclosed herein.


                                   CERTIFICATE

         The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it is made.

             DATED at Calgary, Alberta this 9th day of April, 2003.




              HANK B. SWARTOUT                    DALE E. TREMBLAY
           Chief Executive Officer             Chief Financial Officer



           REPORT OF THE CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
                          OF THE BOARD OF DIRECTORS OF
                         PRECISION DRILLING CORPORATION
                       (the "Corporation" or "Precision")

CORPORATE GOVERNANCE GUIDELINE

ALIGNMENT

COMMENTARY

1. The Board should explicitly assume responsibility for the stewardship of the Corporation.

         Yes

Pursuant to the formal Strategic Plan of the Corporation the Board of Directors (the "Board") has a formal mandate with the responsibility for the stewardship of the Corporation, which it seeks to discharge by establishing policy along with providing leadership to management and an appropriate level of supervision of these policies.

         a)       Adoption of a strategic planning process.

         Yes

The Board has established a formal strategic planning process that is reviewed on an annual basis at a special meeting of the Board and Senior Management at which the strategic plan is adopted.

         b) Identification of principal risks and implementing risk management systems.

         Yes

The Board identifies and considers the risks in the operations of the business of Precision and establishes policies as to how to monitor and manage those risks. In addition, the Board receives quarterly environmental reports, reports on legal issues and compliance reports.

         c)       Succession planning and monitoring senior management.

         Yes

The Corporate Governance and Nominating Committee annually reviews the adequacy of the Corporation's succession plan. The Compensation Committee formally evaluates the performance of the Chief Executive Officer ("CEO") and sets specific goals for the Corporation and the CEO to meet, all of which is subsequently reviewed by the Board.

         d)       Communication policy.

         Yes

The Corporation has a written communication policy pertaining to dealing with the media and with respect to all continuous disclosure and public reporting requirements to its shareholders and the investment community. Issues arising from this Communication Policy are dealt with by a committee of officers of the Corporation consisting of the Chief Executive Officer, the Chief Financial Officer, the Senior Vice President Operations Finance, the Vice President Finance, the Corporate Secretary, and legal counsel. The disclosed information is released through newswire services, the internet website and mailings to shareholders.

         e) Integrity of internal control and management information systems.

         Yes

The integrity of the Corporation's internal control and management information systems is monitored by the Board and its committees. The Audit Committee is responsible for the internal controls over accounting and financial reporting systems. Quarterly financial presentations are made to the Audit Committee. The Audit Committee receives direct reports from the external auditors of the Corporation which includes discussion without the presence of management.

2.       Majority of directors should be unrelated.

Yes

Seven of the eight directors of the Corporation are independent and unrelated. An "unrelated" director under the guidelines is a director who is independent from management and is free from any interest or any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director's ability to act with a view to the best interests of the Corporation, other than interests and relationships arising from shareholdings. A "related" director under the guidelines is a director who is not an unrelated director. The Corporation does not have a significant shareholder.

3. Disclosure for each Director, whether he or she is related, and how that conclusion was reached.

Yes

Mr. Hank B. Swartout, who is the Chairman and Chief Executive Officer of the Corporation, is a related director. Murray K. Mullen is Chairman, President and CEO of Mullen Transportation Inc. ("MTI"), a corporation which provides trucking services to Precision. The Board considered the size of MTI and the amount of business derived directly from Precision, which was not material to MTI nor to Precision and therefore determined that Mr. Mullen is an unrelated director.

The remaining directors, being W.C. (Mickey) Dunn, Steven C. Grant, Robert J.S. Gibson and H. Garth Wiggins, Fred W. Pheasey and Patrick M. Murray are all unrelated directors.

4.       a)       Appointment of a committee responsible for
                  appointment/assessment of Directors.

Yes

The Corporate Governance and Nominating Committee has a mandate to:

o make recommendations to the Board with respect to nominees to the Board of Directors; A assess the effectiveness of the Board and of Committees; A recommend committee members and the chair of committees.

o develop and maintain appropriate orientation programs for new directors;

o monitor procedures to ensure that the Board can function independently of management;

o ensure that there is a process in place to allow all levels of employees access to the Board to bring "Whistle Blower" issues to the Board which are not being adequately dealt with by Management of the Corporation;

o ensure that the Board is made aware of current and evolving legislation, regulations and guidelines relating to applicable corporate governance issues; and

o establish procedures to enable individual Directors to engage outside advisors under appropriate circumstances.

         b) Comprised exclusively of non-management directors, a majority of whom are unrelated.

Yes

Precision's Corporate Governance and Nominating Committee is mandated to be comprised exclusively of non-management directors.

5. Implement a process for assessing the effectiveness of the Board, its committees and individual directors.

Yes

Precision's Corporate Governance and Nominating Committee has the mandate to periodically review the effectiveness of the Board and its committees and does carry out such review on an annual basis.

6. Provide orientation and education programs for the new recruits to the Board.

Yes

The current practice requires the Corporate Governance and Nominating Committee to provide an orientation for new Board members. The process of education and orientation has been formalized by adoption of a Director's manual to assist in that formal orientation program.

7.       Consider the size of the Board, with a view to improving effectiveness.

Yes

Precision's Corporate Governance and Nominating Committee has the ongoing mandate of assessing the size of the Board and its composition to determine whether it has all of the necessary constituents for effective decision making. This review is carried out annually. Precision's present Board size of eight members brings the necessary skills and experience to Board decision making to form an effective decision making body. In addition, the Board has instituted a policy of term limits of fifteen (15) years on the Board and age limits of seventy (70) years.

8. Review of compensation of Directors in light of risks and responsibilities.

Yes

The Compensation Committee is mandated to review and recommend to the Board the remuneration for Directors.

9.       a)       Committees should be generally composed of non-management
                  directors.

         Yes

The three committees of the Board are comprised solely of non-management members.

         b)       Majority of committee members should be unrelated.

         Yes

All of the committee members are unrelated.

10. Appoint a committee responsible for approach to Corporate Governance issues.

Yes

The Corporate Governance and Nominating Committee is mandated to be responsible to the Board for governance of the Corporation, including:

o        the Corporation's approach to Corporate Governance issues; and

o        the relationship of the Board to management.

11.      a)       Define limits to management's responsibilities by developing mandates for:

                  i)    the Board; and

                  ii)   the CEO.

Yes

The Board has an express mandate. The CEO's limits of authority are clearly defined. A special committee of the Board must approve all decisions involving unbudgeted expenditures in excess of $2 million or expenditures in excess of $2 million over budgeted amounts up to no more than $8 million with respect thereto and any amount in excess of $8 million will be approved by the full Board. The CEO's annual goals and objectives constitute his mandate on a year to year basis.

         b)       Board should approve CEO's objectives.

Yes

The Board approves the general strategic objectives of the Corporation at the annual strategic planning session. Based thereon the Compensation Committee approves the CEO's specific objectives on an annual basis. These objectives are considered and adopted by the Board.

12. Establish procedures to enable the Board to function independently of management.

Yes

While the Corporation does not have a chair separate from management, the Board is confident that it has in place proper procedures to enable it to function independently of management. The Corporate Governance and Nominating Committee ensures:

o reporting and communication is established and maintained between the CEO and the Board of Directors; and

o all proper business requiring consideration of the Board of Directors is brought forward to its meetings.

o after at least each quarterly board meeting the Board of Directors, excluding the Chairman meet on an in-camera basis and elect a separate chair for that portion of the meeting, with the agenda of discussing and assessing those issues that require independent review.

13.      a)       Establish an Audit Committee with a specifically defined
                  mandate.

Yes

Precision's Audit Committee has the mandate to:

i) review the Corporation's annual and interim financial statements and certain other required public disclosure documents;

ii)      make recommendations regarding the appointment of independent auditors;

iii)     review the nature and scope of the annual audit;

iv) meet with the Corporation's external auditors and review management's response to any issues arising from the annual audits of the Corporation; and

v) oversee the Corporation's financial reporting procedures and review the internal accounting control systems for the Corporation with the auditors and management. b) All members should be non-management Directors.

Yes

The Corporation's Audit Committee, by its mandate, cannot have management directors as members.

14. Implement a system to enable individual Directors to engage outside advisors at the Corporation's expense.

Yes

Individual Directors can engage outside advisors with the authorization of the Corporate Governance Committee.

                         PRECISION DRILLING CORPORATION
                             2003 Stock Option Plan
                        (Effective as of March 12, 2003)

1.       PURPOSE

         The purpose of this 2003 Plan is to provide an incentive to the officers, employees, directors and other key personnel of Precision Drilling Corporation (the "Corporation") or any of its subsidiaries to achieve the longer term objectives of the Corporation, to give suitable recognition to the ability and industry of such persons who contribute materially to the success of the Corporation and to attract to, and retain in, the employ of the Corporation, persons of experience and ability, by providing them with the opportunity to acquire an increased proprietary interest in the Corporation.

2.       DEFINITIONS

         When used in this 2003 Plan, unless there is something in the subject matter or context inconsistent therewith, the following words and terms shall have the respective meanings ascribed to them as follows:

         (a) "Board of Directors" means the Board of Directors of the Corporation;

         (b) "Common Shares" means the Common Shares of the Corporation and any shares or securities of the Corporation into which such Common Shares are changed, converted, subdivided, consolidated or reclassified;

         (c) "Corporation" means Precision Drilling Corporation and any successor corporation and any reference herein to action by the Corporation means action by or under the authority of its Board of Directors or a duly empowered committee appointed by the Board of Directors;

         (d) "Market Value" means the per share closing price for the Common Shares on The Toronto Stock Exchange on the Trading Day immediately preceding the date of such grant providing that such price must not be lower than the Closing Price for The Toronto Stock Exchange on that day;

         (e) "Option" means an option granted by the Corporation to an Optionee entitling such Optionee to acquire a designated number of Common Shares from treasury at a price to be determined by the Board of Directors, but subject to the provisions hereof;

         (f) "Option Period" means such period as may be determined by the Board of Directors during which a Optionee may exercise an Option, commencing on the date such Option is granted to such Optionee and ending as specified in this 2003 Plan, or in the Stock Option Agreement but in no event shall an Option expire on a date which is later than seven and one half (71/2) years after the grant of the Option;

         (g) "Optionee" means a person who is a officer, employee, director or other key personnel of the Corporation or its subsidiaries who is granted an Option pursuant to this 2003 Plan;

         (h) "2003 Plan" shall mean the Corporation's stock option plan as embodied herein; and

         (i) "Trading Day" means a day on which at least a board lot of Common Shares shall have been sold through the facilities of The Toronto Stock Exchange or other relevant stock exchange.

3.       ADMINISTRATION AND ELIGIBILITY

         The 2003 Plan shall be administered by the Board of Directors. The Board of Directors shall have full and final discretion to interpret the provisions of the 2003 Plan and, with the exception set forth in subparagraph 6(b) and paragraph 17 hereof, to prescribe, amend, rescind and waive rules and regulations to govern the administration and operation of the 2003 Plan, and all decisions and interpretations made by the Board of Directors shall be binding and conclusive upon the Optionees and the Corporation subject to shareholder approval if required by any relevant stock exchange. The Board of Directors may at any time, and from time to time, designate those Optionees who are to be granted an Option pursuant to the 2003 Plan and grant an Option to such Optionee. Notwithstanding the foregoing, or any other provision contained herein, the Board of Directors shall have the right to delegate to the President of the Corporation the administration and operation of the 2003 Plan and the right to designate Optionees and grant Options to such Optionees, with the exception of grants of options to directors and the President.

4.       COMMON SHARES RESERVED

         (a) The number of authorized but unissued Common Shares that may be subject to Options granted to Optionees under the 2003 Plan at any time shall not exceed 400,000 Common Shares.

         (b) The aggregate number of Common Shares reserved for issuance to any one (1) individual pursuant to this 2003 Plan and all previous stock option plans, shall not exceed five percent (5%) of the issued and outstanding Common Shares of the Corporation.

         (c) The foregoing provisions of this paragraph 4 are subject to the appropriate adjustment, as set forth in paragraph 11 hereof, both in the number of Common Shares covered by individual grants and the total number of Common Shares authorized to be issued hereunder, to give effect to any relevant changes in the capitalization of the Corporation.

         (d) Common Shares in respect of which Options are not exercised will be available for subsequent Options.

5.       PARTICIPATION

         (a) Participation in the 2003 Plan shall be entirely voluntary and any decision not to participate shall not affect an Optionee's relationship or employment with the Corporation.

         (b) Notwithstanding any express or implied term of this 2003 Plan to the contrary, the granting of an Option pursuant to the 2003 Plan shall in no way be construed as a guarantee of employment by the Corporation to the Optionee.

         (c) No Optionee shall have any of the rights of a shareholder in respect to Common Shares under an Option until such Common Shares shall have been paid for in full and issued by the Corporation pursuant to this 2003 Plan.

6.       OPTION AGREEMENTS

         (a) Subject to subparagraph 6(b), a written agreement will be entered into between the Corporation and each Optionee to whom an Option is granted hereunder, which agreement will set out the number of Common Shares subject to option, the exercise price and any other terms and conditions approved by the Board of Directors, all in accordance with the provisions of this 2003 Plan (herein referred to as the "Stock Option Agreement"). The Stock Option Agreement will be in such form as the Board of Directors may from time to time approve, and may contain such terms as may be considered necessary in order that the Option will comply with any provisions respecting options in the income tax or other laws in force in any country or jurisdiction of which the Optionee may from time to time be a resident or citizen or the rules of any regulatory body having jurisdiction over the Corporation.

         (b) No Options shall be granted to any director of the Corporation who is not also an officer of the Corporation if such grant could result, at any time, in the total number of Shares issuable to all directors of the Corporation who are not also officers of the Corporation pursuant to Options exceeding 0.50% of the issued and outstanding Common Shares of the Corporation.

7.       EXERCISE OF OPTIONS

         (a) Subject to Paragraph 8 hereof, Optionee shall be entitled to exercise an Option granted to Optionee at any time prior to the expiry of the Option Period, subject to vesting limitations which may be imposed by the Board of Directors at the time such Option is granted.

         (b) The exercise price of an Option granted under the 2003 Plan shall be as determined by the Board of Directors when such Option is granted subject to any limitations imposed by any relevant stock exchange or regulatory authority, and shall be an amount at least equal to the Market Value of the Common Shares.

8.       TERMINATION OF OPTIONS

         Unless specifically amended or otherwise dealt with in a Stock Option
Agreement:

         (a) in the case of death of an Optionee, the right to exercise an Option shall extend to the earlier of (i) one year after the date of death or (ii) the expiry date of the Option set forth in the Stock Option Agreement, to the extent such Option was exercisable by Optionee on the date of death of the Optionee; and

         (b) in the case of termination or cessation of employment of an Optionee for any reason (other than death) the right to exercise an Option shall be limited to and shall expire on the earlier of 60 days after the date of termination or cessation, or the expiry date of the Option set forth in the Stock Option Agreement, to the extent such Option was exercisable by Optionee on the date of termination of such employment. For greater certainty, any reference to a cessation of employment of the Optionee with the Corporation for any reason, other than death, is a reference to the occurrence of such fact howsoever that arises, and if any Optionee is entitled to reasonable notice of termination of employment or compensation in lieu thereof, or is entitled to a specific period of notice or compensation in lieu thereof, then the Optionee is not entitled to claim any right to further unvested Common Shares which may be available pursuant to an Option or further time to exercise vested Common Shares available pursuant to an Option during the said reasonable notice period or during the said specific notice period, or to compensation in lieu thereof by way of general damages, or special damages, whether in contract, in tort or otherwise.

         (c) The Corporation shall have the authority to either provide for in the future or to amend all outstanding option agreements of outside directors of the corporation (being a director of the corporation who is not also a full time employee of the corporation) to provide for the right to such director to exercise all of that director's outstanding options within sixty (60) days of termination as a director of the corporation if such termination occurs as a result of a forced retirement due to the implementation of a policy to force directors to retire from the board due to a term limit of more than fourteen (14) years as a board member or due to an age limit of greater than sixty-nine (69) years or more.

9.       OPTIONEE'S RIGHTS NOT TRANSFERABLE

         (a) No right or interest of any Optionee in or under the 2003 Plan is assignable or transferable, in whole or in part, either directly or by operation of law or otherwise in any manner except by bequeath or the laws of descent and distribution.

         (b) Subject to the foregoing, the terms of the 2003 Plan shall bind the Corporation, its successors and assigns, and each Optionee, his heirs, executors, administrators and personal representatives.

10.      TAKEOVER OR CHANGE IN CONTROL

         The Corporation shall have the power, in the event of:

         (a) any disposition of substantially all of the assets of the Corporation, on the dissolution, merger, amalgamation or consolidation of the Corporation, with or into any other corporation, or the merger, amalgamation or consolidation of any other corporation into the Corporation,

         (b)      any change in control of the Corporation, or

         (c) an offer is made generally to the holders of the Corporation's voting securities to purchase those securities and which is a "takeover bid" as defined in the Securities Act (Alberta), to amend the Stock Option Agreement to permit the exercise of any or all of the remaining Options prior to the completion of any such transaction. If the Corporation shall exercise such power, the Option shall be deemed to have been amended to permit the exercise thereof in whole or in part by the Optionee at any time or from time to time as determined by the Corporation prior to the completion of such transaction. For the purposes of the foregoing, a change in control of the Corporation shall occur if there becomes a Control Person (as defined in the Alberta Securities Act) with respect to the securities of the Corporation, who is not a Control Person as at the effective date of this 2003 Plan.

11.      ANTI-DILUTION OF THE OPTION

         In the event of:

         (a) any subdivision, redivision or change of the Common Shares at any time during the term of the Option into a greater number of Common Shares, the Corporation shall deliver, at the time of any exercise thereafter of the Option, such additional number of shares as would have resulted from such subdivision, redivision or change if the exercise of the Option had been made prior to the date of such subdivision, redivision or change;

         (b) any consolidation or change of the Common Shares at any time during the term of the Option into a lesser number of Common Shares, the number of shares deliverable by the Corporation on any exercise thereafter of the Option shall be reduced to such number of shares as would have resulted from such consolidation or change if the exercise of the Option had been made prior to the date of such consolidation or change;

         (c) any reclassification of the Common Shares at any time outstanding or change of the Common Shares into other shares, or in case of the consolidation, amalgamation or merger of the Corporation with or into any other corporation (other than a consolidation, amalgamation or merger which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into other shares), or in case of any transfer of the undertaking or assets of the Corporation as an entirety or substantially as an entirety to another Corporation, at any time during the term of the Option, the Optionee shall be entitled to receive, and shall accept, in lieu of the number of Common Shares to which he was theretofore entitled upon exercise of the Option, the kind and amount of shares and other securities or property which such holder would have been entitled to receive as a result of such reclassification, change, consolidation, amalgamation, merger or transfer if, on the effective date thereof, he had been the holder of the number of Common Shares to which he was entitled upon exercise of the Option.

12.      TERMINATION AND ASSIGNMENT

         (a) The Corporation may in its discretion, subject to stock exchange and other appropriate regulatory approval and to shareholder approval, if required by any relevant stock exchange, amend or terminate the 2003 Plan at any time. No such amendment or termination will, without the consent of an Optionee, alter or impair any rights which have accrued to Optionee prior to the effective date thereof.

         (b) The Corporation may amend or terminate this 2003 Plan at any time in order to conform to applicable law or regulation, whether or not such amendment or termination would affect any accrued rights.

13.      APPLICABLE LAW

         This 2003 Plan shall be governed by, administered and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein.

14.      GENDER

         Wherever the singular or masculine or neuter is used in this 2003 Plan, the same shall be construed as meaning the plural or feminine or body corporate and vice versa, where the context or the parties so require.

15.      COSTS

         The Corporation shall pay all costs of administering the 2003 Plan.

16.      SHAREHOLDER APPROVAL AND EFFECTIVE DATE

         The effective date of this 2003 Stock Option Plan shall be March 12, 2003.

17.      REPRICING PROHIBITED

         No award of Options may be repriced, replaced, regranted through cancellation, or modified without shareholder approval (except in connection with a change in the Corporation's capitalization), if the effect would be to reduce the exercise price for the shares underlying such award.




                  MANAGEMENT INFORMATION CIRCULAR SCHEDULE "C"





                                 GENERAL BY-LAWS


         A by-law relating generally to the transaction of the business and affairs of


                         Precision Drilling Corporation


                                    CONTENTS


                        One        -     Interpretation

                        Two        -     Business of the Corporation

                        Three      -     Borrowing and Securities

                        Four       -     Directors

                        Five       -     Committees

                        Six        -     Officers

                        Seven      -     Protection of Directors,  Officers and
                                         Others

                        Eight      -     Shares

                        Nine       -     Dividends and Rights

                        Ten        -     Meetings of Shareholders

                        Eleven     -     Divisions and Departments

                        Twelve     -     Notices

                        Thirteen   -     Effective Date



            BE IT ENACTED as a by-law of the Corporation as follows:


                                   SECTION ONE

                                 INTERPRETATION

1.01 Definitions - In the by-laws of the Corporation, unless the context otherwise requires:

         "Act" means the Business Corporations Act, S.A. 2000. c B-9, and any statute that may be substituted therefor, as from time to time amended;

         "appoint" includes "elect" and vice versa;

         "articles" means the articles attached to the certificate of amalgamation dated the 1st day of January, 2002 of the Corporation as from time to time amended or restated;

         "Board" means the board of directors of the Corporation;

         "by-laws" means this by-law and all other by-laws of the Corporation from time to time in force and effect;

         "Corporation" means the corporation incorporated by a certificate of amalgamation under the Act and named:

         Precision Drilling Corporation

         "meeting of shareholders" means an annual meeting of shareholders and a special meeting of shareholders;

         "non-business day" means Saturday, Sunday and any other day that is a holiday as defined in The Interpretation Act, RSA 2000 cl-8;

         "recorded address" means in the case of a shareholder that person's address as recorded in the securities register of the Corporation; and in the case of joint shareholders the address appearing in the securities register in respect of such joint holding or the first address so appearing if there are more than one; and in the case of a director, officer, auditor or member of a committee of the board, that person's latest address as recorded in the records of the Corporation;

         "signing officer" means, in relation to any instrument, any person authorized to sign the same on behalf of the Corporation by Section
         2.02 or by a resolution passed pursuant thereto;

         "special meeting of shareholders" means a special meeting of all shareholders entitled to vote at an annual meeting of shareholders;

save as aforesaid, words and expressions defined in the Act have the same meanings when used herein; and words importing the singular number include the plural and vice versa; words importing gender include the masculine, feminine and neuter genders; and words importing persons include individuals, bodies corporate, partnerships, trusts and unincorporated organizations.


                                   SECTION TWO

                           BUSINESS OF THE CORPORATION

2.01 Registered Office - Until changed in accordance with the Act, the registered office of the Corporation shall be at the City of Calgary in the Province of Alberta and at such location therein as the Board may from time to time determine.

2.02 Execution of Instruments - Unless determined otherwise by the Directors of the Corporation, all deeds, transfers, assignments, contracts, obligations, certificates and other instruments may be signed on behalf of the Corporation by such officer or officers or other persons as the Board may direct, by resolution, from time to time. In addition, the Board may from time to time direct the manner in which the person or persons by whom any particular instrument or class of instruments may or shall be signed. Any signing officer may affix the corporate seal to any instrument requiring the same.

2.03 Banking Arrangements - The banking business of the Corporation including, without limitation, the borrowing of money and the giving of security therefor, shall be transacted with such banks, trust companies or other bodies corporate or organizations as may from time to time be designated by or under the authority of the Board. Such banking business or any part thereof shall be transacted under such agreements, instructions and delegations of powers as the Board may from time to time prescribe or authorize.

2.04 Voting Rights in Other Bodies Corporate - The signing officers of the Corporation may execute and deliver proxies and arrange for the issuance of voting certificates or other evidence of the right to exercise the voting rights attaching to any securities held by the Corporation. Such instruments, certificates or other evidence shall be in favour of such person or persons as may be determined by the officers executing such proxies or arranging for the issuance of voting certificates or such other evidence of the right to exercise such voting rights. In addition, the Board may from time to time direct the manner in which and the person or persons by whom any particular voting rights or class of voting rights may or shall be exercised.

2.05 Withholding Information from Shareholders - Subject to the provisions of the Act, no shareholder shall be entitled to discovery of any information respecting any details or conduct of the Corporation's business which, in the opinion of the Board, would be inexpedient in the interests of the shareholders or the Corporation to communicate to the public. The Board may from time to time determine whether and to what extent and at what time and place and under what conditions or regulations the accounts, records and documents of the Corporation or any of them shall be open to the inspection of shareholders and no shareholder shall have any right of inspecting any account, record or document of the Corporation except as conferred by the Act or authorized by the Board or by resolution passed at a general meeting of shareholders.


                                  SECTION THREE

                            BORROWING AND SECURITIES

3.01 Borrowing Power - Without limiting the borrowing powers of the Corporation as set forth in the Act, the Board may from time to time:

         (a)      borrow money upon the credit of the Corporation;

         (b) issue, reissue, sell or pledge bonds, debentures, notes or other evidence of indebtedness or guarantee of the Corporation, whether secured or unsecured;

         (c) subject to the provisions of the Act give a guarantee on behalf of the Corporation to secure performance of an obligation of any person; and

         (d) mortgage, hypothec, pledge or otherwise create an interest in or charge upon all or any property (including the undertaking and rights) of the Corporation, owned or subsequently acquired, by way of mortgage, hypothec, pledge or otherwise, to secure payment of any such evidence of indebtedness or guarantee of the Corporation.

Nothing in this Section limits or restricts the borrowing of money by the Corporation on bills of exchange or promissory notes made, drawn, accepted or endorsed by or on behalf of the Corporation.

3.02 Delegation - The Board may from time to time delegate to such one or more of the directors and officers of the Corporation as may be designated by the Board all or any of the powers conferred on the Board by Section 3.01 or by the Act to such extent and in such manner as the Board shall determine at the time of each such delegation.


                                  SECTION FOUR

                                    DIRECTORS

4.01 Number of Directors and Quorum - Until changed in accordance with the Act, the Board shall consist of not fewer than three (3) directors. Subject to Section 4.08, the quorum for the transaction of business at any meeting of the Board shall consist of a majority of the number of directors then elected or such greater or lesser number of directors as the Board may from time to time determine.

4.02 Qualification - No person shall be qualified for election as a director if such person (i) is less than 18 years of age; (ii) is a dependent adult as defined in The Dependent Adults Act or is the subject of a certificate of incapacity under that Act; (iii) is a formal patient as defined in The Mental Health Act; (iv) is the subject of an order under The Mentally Incapacitated Persons Act appointing a committee for that person or that person's estate or both; (v) has been found to be a person of unsound mind by a court elsewhere than in Alberta; (vi) is not an individual; or (vii) has the status of a bankrupt. A director need not be a shareholder. At least half of the directors shall be resident Canadians.

4.03 Election and Term - The election of directors shall take place at the first meeting of shareholders and at each annual meeting of shareholders and all the directors then in office shall retire but, if qualified, shall be eligible for re-election. The number of directors to be elected at any such meeting shall be the number of directors then in office unless the shareholders otherwise determine. The election shall be by resolution. If any election of directors is not held at the proper time, the incumbent directors shall continue in office until their successors are elected.

4.04 Removal of Directors - Subject to the provisions of the Act, the shareholders may by resolution passed at a special meeting remove any director from office and the vacancy created by such removal may be filled at the same meeting failing which it may be filled by the directors.

4.05 Vacation of Office - A director ceases to hold office when such person dies, is removed from office by the shareholders, ceases to be qualified for election as a director, or such person's written resignation is sent or delivered to the Corporation, or if a time is specified in such resignation, at the time so specified, whichever is later.

4.06 Vacancies - Subject to the Act, a quorum of the Board may fill a vacancy in the Board, except a vacancy resulting from an increase in the minimum number of directors or from a failure of the shareholders to elect the minimum number of directors. In the absence of a quorum of the Board, or if the vacancy has arisen from a failure of the shareholders to elect the minimum number of directors, the Board shall forthwith call a special meeting of shareholders to fill the vacancy. If the Board fails to call such meeting or if there are no such directors then in office, any shareholder may call the meeting.

4.07 Action by the Board - Subject to any unanimous shareholder agreement, the Board shall manage the business and affairs of the Corporation. Subject to Sections 4.08 and 4.09, the powers of the Board may be exercised by resolution passed at a meeting at which a quorum is present or by resolution in writing signed in part or in counterpart by all the directors entitled to vote on that resolution at a meeting of the Board. Where there is a vacancy in the Board, the remaining directors may exercise all the powers of the Board so long as a quorum remains in office.

4.08 Residence - The Board shall not transact business at a meeting, other than filling a vacancy in the Board, unless at least half of the directors present are resident Canadians, except where:

         (a) a resident Canadian director who is unable to be present approves in writing or by telephone or other communications facilities the business transacted at the meeting; and

         (b) the number of resident Canadian directors present at the meeting together with any resident Canadian director who gives their approval under Clause (a), totals at least half of the directors present at the meeting.

4.09 Meetings by Telephone - If all the directors consent, a director may participate in a meeting of the Board or of a committee of the Board by means of such telephone or other communications facilities as permit all persons participating in the meeting to hear each other, and a director participating in such a meeting by such means is deemed to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates and may be given with respect to all meetings of the Board and of committees of the Board held while a director holds office.

4.10 Place of Meeting - Meetings of the Board may be held at any place in or outside Canada.

4.11 Calling of Meeting - Meetings of the Board shall be held from time to time and at such place as the chairman of the Board, the managing director, the president or any two directors may determine.

4.12 Notice of Meeting - Notice of the time and place of each meeting of the Board shall be given in the manner provided in Section 12.01 to each director not less than 24 hours before the time when the meeting is to be held. A notice of a meeting of directors need not specify the purpose of or the business to be transacted at the meeting except where the Act requires such purpose or business to be specified, including any proposal to:

         (a) submit to the shareholders any question or matter requiring approval of the shareholders;

         (b) fill a vacancy among the directors or in the office of auditor;

         (c)      issue securities;

         (d)      declare dividends;

         (e) purchase, redeem or otherwise acquire shares issued by the Corporation;

         (f)      pay a commission for the sale of shares;

         (g)      approve a prospectus or management proxy circular;

         (h)      approve a take-over bid circular or directors circular;

         (i)      approve any annual financial statements; or

         (j) adopt, amend or repeal by-laws. A director may in any manner waive notice of or otherwise consent to a meeting of the Board.

4.13 First Meeting of New Board - Provided a quorum of directors is present, each newly elected Board may, without notice, hold its first meeting immediately following the meeting of shareholders at which such Board is elected.

4.14 Adjourned Meeting - Notice of an adjourned meeting of the Board is not required if the time and place of the adjourned meeting is announced at the original meeting.

4.15 Regular Meetings - The Board may appoint a day or days in any month or months for regular meetings of the Board at a place and hour to be named. A copy of any resolution of the Board fixing the place and time of such regular meetings shall be sent to each director forthwith after being passed, but no other notice shall be required for any such regular meeting except where the Act requires the purpose thereof or the business to be transacted thereat to be specified.

4.16 Chairman - The chairman of any meeting of the Board shall be the first mentioned of such of the following officers as have been appointed and who is a director and is present at the meeting: chairman of the Board, managing director, president, or a vice-president who is a director. If no such officer is present, the directors present shall choose one of their number to be chairman.

4.17 Votes to Govern - At all meetings of the Board every question shall be decided by a majority of the votes cast on the question. In case of an equality of votes the chairman of the meeting shall not be entitled to a second or casting vote.

4.18 Conflict of Interest - A director or officer who is a party to, or who is a director or officer of or has a material interest in any person who is a party to, a material contract or proposed material contract with the Corporation shall disclose the nature and extent of that person's interest at the time and in the manner provided by the Act. Any such contract or proposed contract shall be referred to the Board for approval even if such contract is one that in the ordinary course of the Corporation's business would not require approval by the Board or shareholders, and a director interested in a contract so referred to the Board shall not vote on any resolution to approve the same except as provided by the Act.

4.19 Remuneration and Expenses - The directors shall be paid such remuneration for their services as the board may from time to time determine. The directors shall also be entitled to be reimbursed for travelling and other expenses properly incurred by them in attending meetings of the Board or any meetings of the Board or any committee thereof. Nothing herein contained shall preclude any director from serving the Corporation in any other capacity and receiving remuneration therefor.


                                  SECTION FIVE

                                   COMMITTEES

5.01 Committee of Directors - The Board may appoint a committee of directors, however designated, and delegate to such committee any of the powers of the Board except those which, under the Act, a committee of directors has no authority to exercise. At least half of the members of such committee shall be resident Canadians.

5.02 Transaction of Business - Subject to the provisions of Section 4.09, the powers of a committee of directors may be exercised by a meeting at which a quorum is present or by resolution in writing signed by all the members of such committee who would have been entitled to vote on that resolution at a meeting of the committee. Meetings of such committee may be held at any place in or outside Canada.

5.03 Advisory Committees - The Board may from time to time appoint such other committees as it may deem advisable, but the functions of any such other committees shall be advisory only.

5.04 Audit Committee - When required by the Act the Board shall, and at any other time the Board may, elect annually from among its number an Audit Committee to be composed of not fewer than three (3) directors of whom a majority shall not be officers or employees of the Corporation or its affiliates. The Audit Committee shall have the powers and duties provided in the Act.

5.05 Procedure - Unless otherwise determined by the Board, each committee shall have the power to fix its quorum at not less than a majority of its members, to elect its chairman and to regulate its procedure.


                                   SECTION SIX

                                    OFFICERS

6.01 Appointment - The Board may from time to time appoint a president, a chief financial officer, one or more vice-presidents (to which title may be added words indicating seniority or function), a secretary and such other officers as the Board may determine, including one or more assistants to any of the officers so appointed. The Board may specify the duties of and, in accordance with this by-law and subject to the provisions of the Act, delegate to such officers powers to manage the business and affairs of the Corporation. Subject to Sections 6.02 and 6.03, an officer may but need not be a director and one person may hold more than one office.

6.02 Chairman of the Board - The Board may from time to time also appoint a chairman of the Board who shall be a director. If appointed, the Board may assign to such person any of the powers and duties that are by any provision of this by-law assigned to the managing director or to the president; and such person shall, subject to the provisions of the Act, have such other powers and duties as the Board may specify. During the absence or disability of the chairman of the Board, that person's duties and powers shall be performed and exercised by the managing director, if any, or by the president.

6.03 Managing Director - The Board may from time to time appoint a managing director who shall be a resident Canadian and director. If appointed, that person shall be the chief executive officer and, subject to the authority of the Board, shall have general supervision of the business and affairs of the Corporation; and that person shall, subject to the provisions of the Act, have such other powers and duties as the Board may specify. During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

6.04 President - If appointed, the president shall be the chief executive officer and, subject to the authority of the Board, shall have general supervision of the business of the Corporation; and he shall have such other powers and duties as the Board may specify. During the absence or disability of the president, or if no president has been appointed, the managing director shall also have the powers and duties of that office.

6.05 Vice-President - A vice-president shall have such powers and duties as the Board or the chief executive officer may specify.

6.06 Secretary - The secretary shall attend and be the secretary of all meetings of the Board, shareholders and committees of the Board and shall enter or cause to be entered in records kept for that purpose minutes of all proceedings thereat; he shall give or cause to be given, as and when instructed, all notices to shareholders, directors, officers, auditors and members of committees of the board; he shall be the custodian of the stamp or mechanical device generally used for affixing the corporate seal of the Corporation and of all books, papers, records, documents and instruments belonging to the Corporation, except when some other officer or agent has been appointed for that purpose; and he shall have such other powers and duties as the Board or the chief executive officer may specify.

6.07 Chief Financial Officer - The chief financial officer shall be responsible for proper accounting records in compliance with the Act and shall be responsible for the deposit of money, the safekeeping of securities and the disbursement of the funds of the Corporation; that person shall render to the board whenever required an account of all that person's transactions as treasurer and of the financial position of the Corporation; and that person shall have such other powers and duties as the Board or the chief executive officer may specify.

6.08 Powers and Duties of Other Officers - The powers and duties of all other officers shall be such as their terms of their engagement call for or as the Board or the chief executive officer may specify. Any of the powers and duties of an officer to whom an assistant has been appointed may be exercised and performed by such assistant, unless the Board or the chief executive officer otherwise directs. 6.09 Variation of Powers and Duties - The Board may from time to time and subject to the provisions of the Act, vary, add to or limit the powers and duties of any officer.

6.10 Term of Office - The Board, in its discretion, may remove any officer of the Corporation, without prejudice to such officer's rights under any employment contract. Otherwise, each officer appointed by the Board shall hold office until that officer's successor is appointed.

6.11 Terms of Employment and Remuneration - The terms of employment and the remuneration of officers appointed by the Board shall be settled by the Board from time to time.

6.12 Conflict of Interest - An officer shall disclose their interest in any material contract or proposed material contract with the Corporation in accordance with Section 4.18.

6.13 Agents and Attorneys - The Board shall have power from time to time to appoint agents or attorneys for the Corporation in or outside Canada with such powers of management or otherwise (including the power to sub-delegate) as may be thought fit.

6.14 Fidelity Bonds - The Board may require such officers, employees and agents of the Corporation as the Board deems advisable to furnish bonds for the faithful discharge of their powers and duties, in such form and with such surety as the Board may from time to time determine.


                                  SECTION SEVEN

                                    OFFICERS

                  PROTECTION OF DIRECTORS, OFFICERS AND OTHERS

7.01 Limitation of Liability - No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgment or oversight on that person's part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of that person's office or in relation thereto, unless the same are occasioned by that person's own wilful neglect or default; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

7.02 Indemnity - Subject to the limitations contained in the Act, the Corporation shall indemnify a director, or a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate) and that person's heirs and legal representatives (together the "Indemnified Person") against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by that person in respect of any civil, criminal or administrative action or proceeding to which the Indemnified Person is made a party by reason of being or having been a director or officer of the Corporation or such body corporate, if

         (a) the Indemnified Person acted honestly and in good faith with a view to the best interests of the Corporation; and

         (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnified Person had reasonable grounds for believing that their conduct was lawful.

7.03 Insurance - Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as such, as the Board may from time to time determine.


                                  SECTION EIGHT

                                     SHARES

8.01 Allotment - The Board may from time to time allot or grant options to purchase the whole or any part of the authorized and unissued shares of the Corporation at such times and to such persons and for such consideration as the Board shall determine, provided that no share shall be issued until it is fully paid as prescribed by the Act.

8.02 Commissions - The Board may from time to time authorize the Corporation to pay a commission to any person in consideration of that person purchasing or agreeing to purchase shares of the Corporation, whether from the Corporation or from any other person, or procuring or agreeing to procure purchasers for any such shares.

8.03 Transfer Agents and Registrars - The Board may from time to time appoint a registrar to maintain the securities register and a transfer agent to maintain the register of transfers and may also appoint one or more branch registrars to maintain branch securities registers and one or more branch transfer agents to maintain branch registers of transfers, but one person may be appointed both registrar and transfer agent. The Board may at any time terminate any such appointment.

8.04 Non-Recognition of Trusts - Subject to the provisions of the Act, the Corporation shall treat as absolute owner of any share the person in whose name the share is registered in the securities register as if that person had full legal capacity and authority to exercise all rights of ownership, irrespective of any indication to the contrary through knowledge or notice or description on the Corporation's records or on the share certificate.

8.05 Share Certificates - Every holder of one or more shares of the Corporation shall be entitled, at that person's option, to a share certificate, or to a non-transferable written acknowledgement of that person's right to obtain a share certificate, stating the number and class or series of shares held by that person as shown on the securities register. Share certificates and acknowledgements of a shareholder's right to a share certificate, respectively, shall be in such form as the Board shall from time to time approve. Any share certificate shall be signed in accordance with Section 2.02 and need not be under the corporate seal; provided that, unless the Board otherwise determines, certificates representing shares in respect of which a transfer agent and/or registrar has been appointed shall not be valid unless countersigned by or on behalf of such transfer agent and/or registrar. The signature of one of the signing officers, in the case of share certificates which are not valid unless countersigned by or on behalf of the transfer agent and/or registrar the signatures of both signing officers, may be printed or mechanically reproduced in facsimile upon share certificates and every such facsimile signature shall for all purposes be deemed to be the signature of the officer whose signature it reproduces and shall be binding upon the Corporation. A share certificate executed as aforesaid shall be valid notwithstanding that one or both of the officers whose facsimile signature appear thereon no longer holds office at the date of issue of the certificate.

8.06 Replacement of Share Certificates - The Board or any officer or agent designated by the Board may in its or their discretion direct the issue of a new share certificate in lieu of and upon cancellation of a share certificate that has been mutilated or in substitution for a share certificate claimed to have been lost, destroyed or wrongfully taken on payment of such fee and on such terms as to indemnity, reimbursement of expenses and evidence of loss and of title as the Board may from time to time prescribe, whether generally or in any particular case.

8.07 Joint Shareholders - If two or more persons are registered as joint holders of any share, the Corporation shall not be bound to issue more than one certificate in respect thereof, and delivery of such certificate to one of such persons shall be sufficient delivery to all of them. Any one of such persons may give effectual receipts for the certificate issued in respect thereof or for any dividend, bonus, return of capital or other money payable or warrant issuable in respect of such share.

8.08 Deceased Shareholder - In the event of the death of a holder, or of one of the joint holders, of any share, the Corporation shall not be required to make any entry in the securities register in respect thereof or to make payment of any dividends thereon except upon production of all such documents as may be required by law and upon compliance with the reasonable requirements of the Corporation and its transfer agents.


                                  SECTION NINE

                              DIVIDENDS AND RIGHTS

9.01 Dividends - Subject to the provisions of the Act, the Board may from time to time declare dividends payable to the shareholders according to their respective rights and interests in the Corporation. Dividends may be paid in money or property or by issuing fully paid shares of the Corporation.

9.02 Dividend Cheques - A dividend payable in cash shall be paid by cheque drawn on the Corporation's bankers or one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by prepaid ordinary mail to such registered holder at that person's recorded address, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at their recorded address. The mailing of such cheque as aforesaid, unless the same is not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporation is required to and does withhold.

9.03 Non-Receipt of Cheques - In the event of non-receipt of any dividend cheque by the person to whom it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount on such terms as to indemnity, reimbursement of expenses and evidence of non-receipt and of title as the Board may from time to time prescribe, whether generally or in any particular case.

9.04 Record Date for Dividends and Rights - The Board may fix in advance a date, preceding by not more than 50 days the date for the payment of any dividend or the date for the issue of any warrant or other evidence of right to subscribe for securities of the Corporation, as a record date for the determination of the persons entitled to receive payment of such dividend or to exercise the right to subscribe for such securities, provided that notice of any such record date is given, not less than 14 days before such record date, in the manner provided in the Act. Where no record date is fixed in advance as aforesaid, the record date for the determination of the persons entitled to receive payment of any dividend or to exercise the right to subscribe for securities of the Corporation shall be at the close of business on the day on which the resolution relating to such dividend or right to subscribe is passed by the Board.

9.05 Unclaimed Dividends - Any dividend unclaimed after a period of 6 years from the date on which the same has been declared payable shall be forfeited and shall revert to the Corporation.


                                   SECTION TEN

                            MEETINGS OF SHAREHOLDERS

10.01 Annual Meeting - The annual meeting of shareholders shall be held at such time in each year and, subject to Section 10.03, at such place as the Board, the chairman of the Board, the managing director or the president may from time to time determine, for the purpose of considering the financial statements and reports required by the Act to be placed before the annual meeting, electing directors, appoint auditors and for the transaction of such other business as may properly be brought before the meeting.

10.02 Special Meetings - The Board, the chairman of the Board, the managing director or the president shall have power to call a special meeting of shareholders at any time.

10.03 Place of Meetings - Meetings of shareholders shall be held at the registered office of the Corporation or elsewhere in the municipality in which the registered office is situate or, if the Board shall so determine, at some other place within Alberta or, if all the shareholders entitled to vote at the meeting so agree, at some place outside the Province of Alberta.

10.04 Notice of Meetings - Notice of the time and place of each meeting of shareholders shall be given in the manner provided in Section 12.01 not less than 21 nor more than 50 days before the date of the meeting to each director, to the auditor and to each shareholder who at the close of business on the record date for notice, if any, is entered in the securities register as the holder of one or more shares carrying the right to vote at the meeting. Notice of a meeting of shareholders called for any purpose other than consideration of the financial statements and auditors report, election of directors and reappointment of the incumbent auditor shall state the nature of such business in sufficient detail to permit the shareholder to form a reasoned judgment thereon and shall state the text of any special resolution to be submitted to the meeting. A shareholder may in any manner waive notice of or otherwise consent to a meeting of shareholders.

10.05 List of Shareholders Entitled to Notice - For every meeting of shareholders, the Corporation shall prepare a list of shareholders entitled to receive notice of the meeting, arranged in alphabetical order and showing the number of shares entitled to vote at the meeting held by each shareholder. If a record date for the meeting is fixed pursuant to Section 10.06, the shareholders listed shall be those registered at the close of business on a day not later than 10 days after such record date. If no record date is fixed, the shareholders listed shall be those registered at the close of business on the day immediately preceding the day of which notice of the meeting is given, or where no such notice is given the day on which the meeting is held. The list shall be available for examination by any shareholder during usual business hours at the registered office of the Corporation or at the place where the securities register is kept and at the place where the meeting is held.

10.06 Record Date for Notice - The Board may fix in advance a record date, preceding the date of any meeting of shareholders by not more than 50 days and not less than 21 days, for the determination of the shareholders entitled to notice of the meeting, provided that notice of any such record date is given, not less than 7 days before such record date, by newspaper advertisement in the manner provided in the Act. If no record date is so fixed, the record date for the determination of the shareholders entitled to notice of the meeting shall be the close of business on the last business day immediately preceding the day on which the notice is sent, or, if no notice is sent, the day on which the meeting is held.

10.07 Meetings Without Notice - A meeting of shareholders may be held without notice at any time and place permitted by the Act (a) if all the shareholders entitled to vote thereat are present in person or represented by proxy or if those not present or represented by proxy waive notice of or otherwise consent to such meeting being held, and
         (b) if the auditors and the directors are present or waive notice of or otherwise consent to such meeting being held. At such a meeting any business may be transacted which the Corporation at a meeting of shareholders may transact. If the meeting is held at a place outside Alberta, shareholders not present or represented by proxy, but who have waived notice of or otherwise consented to such meeting, shall also be deemed to have consented to the meeting being held at such place.

10.08 Chairman, Secretary and Scrutineers - The chairman of any meeting of shareholders shall be the first mentioned of such of the following officers as have been appointed and who is present at the meeting: president, managing director, chairman of the Board, or a vice-president who is a shareholder. If no such officer is present within 15 minutes after the time fixed for the commencement of the meeting, the persons present and entitled to vote shall choose one of their number to be chairman. If the secretary of the Corporation is absent, the chairman shall appoint some person, who need not be a shareholder, to act as secretary of the meeting. If desired, one or more scrutineers, who need not be shareholders, may be appointed by a resolution or by the chairman with the consent of the meeting.

10.09 Persons Entitled to be Present - The only persons entitled to be present at a meeting of shareholders shall be those entitled to vote thereat, the directors and auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the articles or by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairman of the meeting or with the consent of the meeting.

10.10 Quorum - A quorum at any meeting of shareholders (unless a greater number of persons are required to be present or a greater number of shares are required to be represented by the Act or by the Articles or by any other By-Law) shall be persons present not being less than two
         (2) in number and holding or representing not less than five (5) percent of the shares entitled to be voted at the meeting. If a quorum is present at the opening of any meeting of shareholders, the shareholders present or represented may proceed with the business of the meeting notwithstanding that a quorum is not present throughout the meeting. If a quorum is not present at the opening of the meeting of shareholders, the shareholders present or represented may adjourn the meeting to a fixed time and place but may not transact any other business.

10.11 Right to Vote - Subject to the provisions of the Act as to authorized representatives of any other body corporate, at any meeting of shareholders in respect of which the Corporation has prepared the list referred to in Section 10.05, every person who is named in such list shall be entitled to vote the shares shown thereon opposite that person's name except, where the

         Corporation has fixed a record date in respect of such meeting pursuant to Section 10.06, to the extent that such person has transferred any of that person's shares after such record date and the transferee, upon producing properly endorsed certificates evidencing such shares or otherwise establishing that he owns such shares, demands not later than 10 days before the meeting that that person's name be included to vote the transferred shares at the meeting. In the absence of a list prepared as aforesaid in respect of a meeting of shareholders, every person shall be entitled to vote at the meeting who at the time is entered in the securities register as the holder of one or more shares carrying the right to vote at such meeting.

10.12 Proxies - Every shareholder entitled to vote at a meeting of shareholders may appoint a proxyholder, or one or more alternate proxyholders, who need not be shareholders, to attend and act at the meeting in the manner and to the extent authorized and with the authority conferred by the proxy. A proxy shall be in writing executed by the shareholder or that person's attorney and shall conform with the requirements of the Act. In addition, a proxy may be sent electronically via e-mail if applicable legislation allows for proxies to be sent in such a manner and if so, such proxy shall conform to all applicable legislation.

10.13 Time for Deposit of Proxies - The Board may specify in a notice calling a meeting of shareholders a time, preceding the time of such meeting by not more than 48 hours exclusive of non-business days, before which time proxies to be used at such meeting must be deposited. A proxy shall be acted upon only if, prior to the time so specified, it shall have been deposited with the Corporation or an agent thereof specified in such notice or, if no such time is specified in such notice, unless it has been received by the secretary of the Corporation or by the chairman of the meeting or any adjournment thereof prior to the time of voting. The method of deposit may also include via e-mail, if all applicable legislation allows for such deposit.

10.14 Joint Shareholders - If two or more persons hold shares jointly, any one of them present in person or represented by proxy at a meeting of shareholders may, in the absence of the other or others, vote the shares; but if two or more of those persons are present in person or represented by proxy and vote, they shall vote as one on the shares jointly held by them.

10.15 Votes to Govern - At any meeting of shareholders every question shall, unless otherwise required by the articles or by-laws or by-law, be determined by the majority of the votes cast on the question. In case of an equality of votes either upon a show of hands or upon a poll, the chairman of the meeting shall not be entitled to a second or casting vote.

10.16 Show of Hands - Subject to the provisions of the Act, any question at a meeting of shareholders shall be decided by a show of hands unless a ballot thereon is required or demanded as hereinafter provided. Upon a show of hands every person who is present and entitled to vote shall have one vote. Whenever a vote by show of hands shall have been taken upon a question, unless a ballot thereon is so required or demanded, a declaration by the chairman of the meeting that the vote upon the question has been carried or carried by a particular majority or not carried and an entry to that effect in the minutes of the meeting shall be prima facie evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against any resolution or other proceeding in respect of the said question, and the result of the vote so taken shall be the decision of the shareholders upon the said question.

10.17 Ballots - On any question proposed for consideration at a meeting of shareholders, and whether or not a show of hands has been taken thereon, any shareholder or proxyholder entitled to vote at the meeting may require or demand a ballot. A ballot so required or demanded shall be taken in such manner as the chairman shall direct. A requirement or demand for a ballot may be withdrawn at any time prior to the taking of the ballot. If a ballot is taken each person present shall be entitled, in respect of the shares which he is entitled to vote at the meeting upon the question, to that number of votes provided by the Act or the articles, and the result of the ballot so taken shall be the decision of the shareholders upon the said question.

10.18 Adjournment - If a meeting of shareholders is adjourned for less than 30 days, it shall not be necessary to give notice of the adjourned meeting, other than by announcement at the earliest meeting that it is adjourned. If a meeting of shareholders is adjourned by one or more adjournments for an aggregate of 30 days or more, notice of the adjourned meeting shall be given as for an original meeting.

10.19 Resolution in Writing - A resolution in writing signed in counterpart or in one instrument by all the shareholders entitled to vote on that resolution at a meeting of shareholders is as valid as if it had been passed at a meeting of the shareholders unless a written statement with respect to the subject matter of the resolution is submitted by a director or the auditors in accordance with the Act.

10.20 Only One Shareholder - Where the Corporation has only one shareholder or only one holder of any class or series of shares, the shareholder present in person or by proxy constitutes a meeting.

10.21 Meetings by Telephone - If all the shareholders entitled to vote at the meeting consent, a shareholder or any other person entitled to attend a meeting of shareholders may participate in the meeting by means of telephone or other communication facilities that permit all persons participating in the meeting to hear each other, and a person participating in such a meeting by those means is deemed, for the purposes of the by-laws or the Act, to be present at the meeting. Any such consent shall be effective whether given before or after the meeting to which it relates. A meeting where all persons participate in the meeting by means of telephone or other telecommunication facilities shall be deemed to have been held at the Corporation's registered office unless otherwise determined by such meeting.


                                 SECTION ELEVEN

                            DIVISIONS AND DEPARTMENTS

11.01 Creation and Consolidation of Divisions - The Board may cause the business and operations of the Corporation or any part thereof to be divided or to be segregated into one or more divisions upon such basis, including without limitation, character or type of operation, geographical territory, product manufactured or service rendered, as the Board may consider appropriate in each case. The Board may also cause the business and operations of any such division to be further divided into sub-units and the business and operations of any such divisions or sub-units to be consolidated upon such basis as the Board may consider appropriate in each case.

11.02 Name of Division - Any division or its sub-units may be designated by such name as the Board may from time to time determine and may transact business, enter into contacts, sign cheques and other documents of any kind and do all acts and things under such name. Any such contract, cheque or document shall be binding upon the Corporation as if it had been entered into or signed in the name of the Corporation.

11.03 Officers of Divisions - From time to time the Board or, if authorized by the Board, the chief executive officer, may appoint one or more officers for any division, prescribe their powers and duties and settle their terms of employment and remuneration. The Board or, if authorized by the Board, the chief executive officer, may remove at its or their pleasure any officer so appointed, without prejudice to such officers rights under any employment contract. Officers of divisions or their sub-units shall not, as such, be officers of the Corporation.


                                 SECTION TWELVE

                                     NOTICES

12.01 Method of Giving Notices - Any notice (which term includes any communication or document) to be given (which term includes sent, delivered or served) pursuant to the Act, the regulations thereunder, the articles, the by-laws or otherwise to a shareholder, director, officer, auditor or member of a committee of the Board shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to their recorded address or if mailed to them at their recorded address by prepaid ordinary or air mail or if sent to them at their recorded address by any means of prepaid transmitted or recorded communication including electronic communication such as e-mail via the internet, subject to the requirements of applicable legislation. A notice so delivered shall be deemed to have been given when it is delivered personally or to the recorded address as aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; and a notice so sent by any means of transmitted or recorded communication shall be deemed to have been given when dispatched or delivered to the appropriate communication company or agency or its representative for dispatch or if sent by electronic communication via e-mail, such notice shall be deemed to have been given when sent. The secretary may change or cause to be changed the recorded address of any shareholder, director, officer, auditor or member of a committee of the Board in accordance with any information believed by that person to be reliable.

12.02 Notice to Joint Shareholders - If two or more persons are registered as joint holders of any share, any notice shall be addressed to all of such joint holders but notice to one of such persons shall be sufficient notice to all of them.

12.03 Computation of Time - In computing the date when notice must be given under any provisions requiring a specified number of days notice of any meeting or other event, the date of giving the notice shall be excluded and the date of the meeting or other event shall be included.

12.04    Undelivered Notices - If any notice given to a shareholder pursuant to
         Section 12.01 is returned on three consecutive occasions because he cannot be found, the Corporation shall not be required to give any further notices to such shareholder until he informs the Corporation in writing of that person's new address.

12.05 Omissions and Errors - The accidental omission to give any notice to any shareholder, director, officer, auditor or member of a committee of the Board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate any action taken at any meeting held pursuant to such notice or otherwise founded thereon. 12.06 Persons Entitled by Death or Operation of Law - Every person who, by operation of law, transfer, death of a shareholder or any other means whatsoever, shall become entitled to any share, shall be bound by every notice in respect of such share which shall have been duly given to the shareholder from whom that person derives title to such share prior to that person's name and address being entered on the securities register (whether such notice was given before or after the happening of the event upon which that person became so entitled) and prior to furnishing to the Corporation the proof of authority or evidence of that person's entitlement prescribed by the Act.

12.07 Waiver of Notice - Any shareholder (or that person's duly appointed proxyholder), director, officer, auditor or member of a committee of the Board may at any time waive any notice, or waive or abridge the time for any notice, required to be given to that person under any provision of the Act, the regulations thereunder, the articles, the by-laws or otherwise and such waiver or abridgement shall cure any default in the giving or in the time of such notice, as the case may be. Any such waiver or abridgement shall be in writing except a waiver of notice of a meeting of shareholders or of the Board which may be given in any manner.


                                SECTION THIRTEEN

                                 EFFECTIVE DATE

13.01 Effective Date - This by-law shall come into force upon the passing of same by the Board, subject to confirmation of the by-law by the shareholders of the Corporation as required by the Act.